Ceramics Process Systems Corporation

Grant Bennett, President

111 South Worcester Street

Chartley, MA 02712

Telephone: (508) 222-0614 ext 18 Fax: (508) 222-0220

Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES 2005 RESULTS

Chartley, Massachusetts, March 31, 2006. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced revenue of $7.2 million and net income of $287 thousand or $0.02 per basic and diluted common share for the fiscal year ended December 31, 2005. This compares with revenue of $6.8 million and net income of $1 million or $0.08 per basic and diluted share for the year ended December 25, 2004.

The Company also announced revenue of $2.2 million and net income of $228 thousand or $.02 per basic and diluted share for the quarter ended December 31, 2005. This compares with revenue of $2.0 million and net income of $549 thousand or the quarter ended December 25, 2004.

Grant Bennett, President, said, "We are pleased that 2005 revenue reached a new high and Q4 2005 revenue also reached a new quarterly high. Unit shipments in 2005 grew by 26% over 2004 unit shipments, although revenue grew at a lower rate because of price reductions which became effective in Q1 2005. We enter into one-year pricing agreements with most of our larger customers; the pricing environment improved throughout the year and was more favorable at year-end 2005 than year-end 2004. Demand also grew throughout the year and our 2005 year-end backlog was 30% higher than our year-end 2004 backlog. Increased demand in 2005 came primarily from the flip-chip packaging and motor controller market segments.

Looking forward, we are excited about growing demand in existing markets, where we achieved important design wins in 2005, and about our portfolio of potential new opportunities. We actively seek additional new markets for AlSiC and AlSiC-related products on an ongoing basis. We achieved design wins in two new markets in 2005, one example being AlSiC robotic arms for capital equipment. Although our primary markets continue to be in the electronics area, we believe there are several structural markets where the superior stiffness-to-weight ratio of AlSiC compared to steel is very attractive to customers and we are pursuing applications in these markets."

Ceramics Process Systems designs and develops advanced material technologies,

and manufactures metal-matrix components and assemblies for the electronics, robotics and other industries.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a general economic or business downturn in 2006 or a downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS
CORPORATION
(CPS) (OTC BULLETIN BOARD: CPSX)

Year Ended	31 Dec 05	25 Dec 04

Revenues	$7,155,850	$6,842,818

Net income	287,100	1,040,432

Basic and diluted income per share	$ 0.02	$ 0.08

Weighted average basic shares	12,308,193	12,293,209

Weighted average diluted shares	12,832,323	12,761,159

Quarter Ended:

Revenues	$2,152,349	$1,956,345

Net income	228,675	549,439

Basic and diluted income per share	$ 0.02	$ 0.04

Weighted average basic shares	12,326,209	12,293,209

Weighted average diluted shares	12,984,974	12,881,293